UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2013

QLOGIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23298	33-0537669
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26650 Aliso Viejo Parkway, Aliso Viejo, California		92656
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 389-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President and Chief Executive Officer and Member of the Board of Directors

On December 9, 2013, QLogic Corporation (“QLogic” or the “Company”) announced that Prasad Rampalli will join the Company as its President and Chief Executive Officer. Mr. Rampalli will also be appointed to the Company’s Board of Directors. Mr. Rampalli’s appointment will be effective his first day of employment at QLogic, which is expected to be February 3, 2014. Upon his appointment as President and Chief Executive Officer, Mr. Rampalli will serve as the Company’s principal executive officer.

Mr. Rampalli most recently served as Senior Vice President, Cross Business Unit Engineering, at EMC Corporation (“EMC”). From September 2010 to July 2013, Mr. Rampalli served as Senior Vice President, EMC Solutions Group. Prior to joining EMC, Mr. Rampalli spent 27 years at Intel Corporation, most recently serving as Vice President and Director of End-User Platform Integration, Intel Architecture Group.

Mr. Rampalli will receive a base salary and an annual target incentive as determined by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company. The initial annual base salary rate for Mr. Rampalli effective upon his first day of employment will be $600,000. His annual target incentive will be 100% of his annual base salary, and he will be eligible to participate in the Company’s annual incentive program beginning in fiscal year 2015. Mr. Rampalli is also entitled to participate in the Company’s equity and benefit plans made available to the Company’s employees generally.

The Compensation Committee also approved equity awards (to be effective on his first day of employment) under the Company’s 2005 Performance Incentive Plan to Mr. Rampalli of 250,000 restricted stock units and 250,000 market-based stock units. The restricted stock units will vest, subject to Mr. Rampalli’s continued employment, in equal annual installments over a term of 4 years following the effective date of the grant and are payable upon vesting in shares of the Company’s common stock on a one-for-one basis, less any shares of common stock that may be withheld to satisfy the related minimum tax withholding obligations. The market-based stock units, or “MSUs”, will be based on the relative performance of the total shareholder return of the Company’s stock over the three years following the award grant compared to the NASDAQ Index performance over the same period. The number of MSUs earned at the end of the three-year period will be based on the relative performance subject to a threshold performance requirement and will have a maximum multiplier of 2.0x. Mr. Rampalli will receive a sign–on bonus of $250,000 that must be repaid to the Company in the event that during his first year of employment he voluntarily terminates his employment or he is terminated by the Company for cause. Mr. Rampalli is also entitled to a relocation assistance package that includes reimbursement of relocation expenses such as temporary living expenses, storage, and certain costs of selling his current home and purchasing a new home, in an amount not to exceed $250,000. The relocation assistance will be treated as an advance from the Company, 1/24th of which will be forgiven upon completion of each month’s service. The advance will be forgiven in its entirety if Mr. Rampalli is terminated by the Company without cause; however, Mr. Rampalli will repay any remaining unforgiven amount of the advance should he be terminated by the Company for cause, or he terminates his employment voluntarily, at any time during his first two years of employment. In lieu of the relocation assistance described above, Mr. Rampalli may elect to receive a lump-sum payment of $250,000, less applicable taxes, which payment will be made after he completes his relocation.

In connection with his employment, the Company and Mr. Rampalli will enter into the Company’s standard form of Change in Control Severance Agreement (the “Agreement”) for executive officers, effective the first date of his employment. Under the Agreement, in the event that the Company terminates Mr. Rampalli’s employment without cause or in the event that Mr. Rampalli terminates his employment for good reason, in either case within 6 months before or 24 months after a change in control of the Company, Mr. Rampalli would be entitled to receive a cash lump sum payment equal to (i) the sum of Mr. Rampalli’s annual base salary and the greater of Mr. Rampalli’s maximum annual cash bonus for the year in which the termination occurs or the highest annual bonus paid to Mr. Rampalli for any one of the 3 preceding fiscal years, multiplied by (ii) 2. For these purposes, the terms “cause,” “good reason” and “change in control” are defined in the Agreement, the form of which is on file with the Securities and Exchange Commission. In addition, the Company will pay or reimburse Mr. Rampalli for the cost of the premiums charged to continue his and his dependents’ health coverage pursuant to COBRA for a period of up to 2 years following the termination. Any stock option or other equity-based award granted by the Company to Mr. Rampalli, to the extent then outstanding and not otherwise vested, will generally become fully vested in connection with such termination from employment. The Agreement will have a two-year term and will be automatically extended for one additional year on the anniversary of the effective date of the Agreement, unless the Compensation Committee notifies Mr. Rampalli that the Agreement will not be extended.

Under the Agreement, Mr. Rampalli is not entitled to any tax gross-up payments from the Company. Instead, should any benefits payable to Mr. Rampalli in connection with a change in control of the Company be subject to the excise tax imposed under Sections 280G and 4999 of the U.S. Internal Revenue Code of 1986, Mr. Rampalli will be entitled to either payment of the benefits in full (but no gross-up payment) or a reduction in the benefits to the extent necessary to avoid triggering the excise tax, whichever would result in his receiving the greater benefit on an after-tax basis. Mr. Rampalli’s right to benefits under the Agreement is subject to his execution of a release of claims in favor of the Company upon the termination of his employment.

Employment Agreement with Executive Chairman

Effective December 4, 2013, the Company and H.K. Desai, the Company’s Executive Chairman and Chairman of the Board of Directors, entered into an employment agreement (the “Employment Agreement”). The following summary of the Employment Agreement is qualified in its entirety by the text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The Employment Agreement provides for Mr. Desai to serve as the Company’s Executive Chairman for a term beginning on December 4, 2013 and ending on March 29, 2015, the last day of the Company’s 2015 fiscal year. It provides for Mr. Desai to receive a base salary and an annual target incentive as determined by the Compensation Committee. The annual base salary rate for Mr. Desai under his Employment Agreement is $530,000. His annual target incentive is 100% of his annual base salary. The Compensation Committee also approved a restricted stock unit award of 136,636 shares (effective December 4, 2013) under the Company’s 2005 Performance Incentive Plan to Mr. Desai. The restricted stock units will vest, subject to Mr. Desai’s continued employment or service, in equal annual installments over a term of 4 years following the effective date of the grant and are payable upon vesting in shares of the Company’s common stock on a one-for-one basis, less any shares of common stock that may be withheld to satisfy the related minimum tax withholding obligations. Mr. Desai is also entitled to participate in the Company’s benefit plans made available to the Company’s executive-level employees generally. However, he will not be entitled to receive further annual focal equity awards during the term of the Employment Agreement.

If Mr. Desai’s employment with the Company is terminated by the Company without cause or by Mr. Desai for good reason (as such terms are defined in the Employment Agreement), Mr. Desai will be entitled to a severance benefit equal to (1) his base salary in effect on the termination date calculated for the remainder of the period of the Employment Agreement plus his annual target incentive in effect on the termination date calculated for the remainder of the period of the Employment Agreement. He would be entitled to payment for salary and incentives earned during the period prior to the termination date (including any incentives for the fiscal year in which the termination occurs). Mr. Desai’s right to receive the severance benefits described above is subject to his execution of a general release of claims in favor of the Company as well as his compliance with certain nonsolicitation and other restrictive covenants set forth in the Employment Agreement.

Grant of Restricted Stock Unit Award to Interim Chief Executive Officer

In consideration of her service as Interim Chief Executive Officer, the Compensation Committee approved a restricted stock unit award of 42,699 shares (effective December 4, 2013) under the Company’s 2005 Performance Incentive Plan to Ms. Jean Hu, the Company’s Senior Vice President and Chief Financial Officer. The restricted stock units will vest, subject to Ms. Hu’s continued employment or service, in equal annual installments over a term of 4 years following the effective date of the grant and are payable upon vesting in shares of the Company’s common stock on a one-for-one basis, less any shares of common stock that may be withheld to satisfy the related minimum tax withholding obligations. The Compensation Committee also anticipates making an additional cash award to Ms. Hu at the end of the current fiscal year in consideration of her service as Interim Chief Executive Officer.

Item 7.01 Regulation FD Disclosure.

On December 9, 2013, the Company issued a press release regarding Mr. Rampalli’s appointment as President and Chief Executive Officer and Director. The full text of the press release is furnished as Exhibit 99.1 to this report. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

10.1	Employment Agreement, effective December 4, 2013, by and between QLogic Corporation and H.K. Desai

99.1	Press Release issued by the Company on December 9, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QLOGIC CORPORATION

December 9, 2013	/s/ Michael Hawkins
Michael Hawkins
Vice President and General Counsel